SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K/A
(Amendment No. 1)
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 12, 2011

CHINA GREEN MATERIAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-15683	88-0381646
(State of other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation or organization		Identification No.)

No. 1 Yantai Third Road, Centralism Area, Haping Road Harbin Economic and Technological Development Zone Harbin, Heilongjiang Province, People’s Republic of China 150060
(Address of principal executive offices) (Zip Code)

86-451-5175-0888
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Amendment No. 1

This amendment is being filed to correct the failure to report that three members of the Board of Directors resigned on July 13, 2011.  The initial filing mentioned only one resignation.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Compensatory Arrangements of Certain Officers

Resignation of Director

On July 13, 2011 Dongxiang Wang, Johnson Shun-Pong Lau and Lianjun Luo resigned from their positions as members of the Registrant’s Board of Directors.

Election of Director

On July 13, 2011 the Board of Directors elected Youwei Xing to serve as a member of the Registrant’s Board of Directors.  Information regarding Mr. Xing follows:

Youwei Xing has been employed since 2005 as Vice President - Investor Relations by Harbin ChangFangYuan Hi-Tech Environment-Friendly Industry Co., Ltd., which is a subsidiary of the Registrant.  Prior to that engagement, Mr. Xing was a student.  In 2006 he was awarded a Bachelor’s Degree with a concentration in Securities and Investment  by the Harbin University of Commerce.  Mr. Xing is 28 years old.

Compensatory Arrangement

On July 12, 2011 the Registrant entered into a Revision Employment Agreement with Yan Seong Low, who has served as Chief Financial Officer since July 2010.  The revised agreement provides that the Registrant will pay Mr. Low an annual salary of 320,000 Chinese Yuan.  In addition, the Registrant will issue 576,000 restricted shares of common stock to Mr. Low, which will vest at a rate of 24,000 shares per month over the next 24 months.  The agreement will expire in two years, except that employment shall continue thereafter on an at-will basis.  The Company may terminate Mr. Low’s employment during the initial two year term, but all unvested shares will vest upon such termination.  If the Company terminates Mr. Low’s employment after the two-year term, it will be required to pay him six months’ base salary and issue 288,000 shares of common stock to Mr. Low.

Item 9.01   Financial Statements and Exhibits

Exhibits

10-a	Revision Employment Agreement dated July 12, 2011 between China Green Material Technologies, Inc. and Low Yan Seong.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA GREEN MATERIAL TECHNOLOGIES, INC.

Dated: July 28, 2011	By:	/s/ Zhonghao Su
Zhonghao Su
Chief Executive Officer